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                                                                  EXHIBIT 10.37


                                                       REVISED NOVEMBER 7, 2000


             STANDARD FORM OF RESOLUTION AND AGREEMENT ENGAGING THE SERVICES OF OSNOS ASSOCIATES, INC. AS INTERIM MANAGEMENT

THIS AGREEMENT is made and entered into this 30th day of October, 2000, by and between Osnos Associates, Inc. ("OAI"), a New York corporation with its principal offices located at 230 Park Avenue, Suite C-301, New York, NY 10169, and Horizon Medical Products, Inc. of 4200 Northside Parkway, Bldg. #7, Atlanta, GA 30327 (the "Company").

                                  WITNESSETH:

WHEREAS, Company wishes to engage professional management assistance to provide interim management and consultation for the Board of Directors for operations and business affairs, and to assist the Company to the extent possible in seeking and finding solutions to certain problems within the sphere of management direction and planning; and

WHEREAS, OAI wishes to provide such professional management assistance to Company, and Company desires to engage OAI to provide such services;

NOW, THEREFORE, intending to be legally bound, Company and OAI hereby agree as follows:

1. Service. The Company hereby engages OAI for the purpose of providing Richard Redden as Interim CEO, Bob Kiger as Interim VP Operations, and David Soutter as Bank/New Financing/Working Capital Coordinator. Richard Redden will report to the Chairman of the Board, Bob Kiger to William Peterson, and David Soutter to Richard Redden. OAI will perform services as set forth herein and will not substitute another person for Richard Redden without the company's prior consent.

2. Limitation of Authority. The relationship between Company and OAI created with respect to OAI is one of independent contractor, and OAI shall have no authority to legally bind Company in any matter whatsoever, except as specified herein. OAI may, in the performance of its duties, negotiate on behalf of Company with various parties, including but not limited to creditors, stockholders and employees of Company, and governmental entities, but unless authorized by the Chairman of the Board of Directors of the Company, in no case shall OAI have any authority or be under any duty whatsoever to execute documents in the name of or on behalf of Company with respect to such negotiations or the transactions contemplated therein.

3. Access to Personnel. OAI shall have full access to all personnel, books, and records of Company and if OAI so desires, a working relationship with the entire internal organization of Company, much like that of the Chief Executive Officer. OAI will execute the companies' standard confidentially agreement.

                                                               Initials ___ ___


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Osnos Associates, Inc.
Consulting Agreement                                                     Page 2


4. Financial and Operating Policies. OAI shall review all financial and operating policies, plans and programs of Company and shall participate in any major decisions which might have a significant impact on such policies, plans and programs.

5. Evaluation of OAI. OAI shall report only to the Chairman of the Board of Directors of Company and shall keep the Chairman informed of its actions and decisions. Except for such duty to report, the actions and decisions of OAI shall not be subject to review by any other person or persons. OAI shall:

         a. Conduct a business evaluation - quick assessment of the business, its structure, market, sales and profitability and is utilized in development of the "business plan."

         b. Work with current management to form a turnaround/profit improvement program and establish short-term action plans to achieve quick results.

         c. Work with operating management to make specific recommendations for planning, cost control, quality, customer service, operating procedures, reporting, and product and process innovation.

         d. Review and update, as necessary, cash use plan - 120-day cash projection plan by week with CFO.

         e. Develop/update the short term and strategic business plan - where is the company going, time schedule, resources required, projected growth and profitability.

         f. Immediately begin specific programs and actions with company officers to improve communications and liaison with the lenders.

         g. Develop weekly/monthly key indicator reports - measure progress vs. plan and initiate timely corrective action.

         h. Assist in the preparation of a cash forecast/business plan that has credibility with current/new cash provider.

         i. Plan implementation - assist the organization in achieving tangible results projected in the business plan.

         j. Assist in the acquisition of new cash/lenders/equity to grow the business in accordance with the plan. Assist in acquiring new capital through our extensive contacts (such as secured lenders, private investors, venture capital providers). k. General consulting and advisory services, as necessary, to the leadership and board of directors.

6. Compensation. OAI shall be compensated for its services under this Agreement at the rate of $3,000 per day for Richard Redden and $2,000 per day for Bob Kiger and David Soutter plus expenses. If we bill you for the first several months at the daily rate, total billing would run in the range of $140,000-$150,000. However, we are capping our billing at $100,000 plus expenses. There shall be an initial deposit of $30,000 which will be refunded upon termination of this Agreement, should the total amount billed to Company by OAI under this Agreement not equal or exceed the amount of such deposit. Otherwise, such deposit will be applied against billings. Fees and expenses shall be billed semi-monthly unless otherwise agreed to in writing, and all invoices are due and payable within 15 days upon receipt.

                                                               Initials ___ ___


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Osnos Associates, Inc.
Consulting Agreement                                                     Page 3


7. Success Bonus. After 2-3 weeks, OAI will negotiate with the company a success fee based on the achievement of certain objectives. These objectives will be based on savings in excess of OAI billings. These success fees may be paid in cash or equity.

8. Release and Identification. In consideration for OAI undertaking to discharge the responsibilities as set forth above:

         a) The Company shall and does hereby forever release, remise and discharge, agree to indemnify, pay on demand, and hold harmless OAI, its agents, attorneys, employees, and representatives, (the "Releasees"), from any and all claims, costs, demands, actions, liabilities, judgments, or attorneys fees which may result from any act or failure to act in what Releasees in good faith believe to be the best interests of the Company arising out of Releasees' performance or non-performance under this Agreement, or Releasees' present or future association with the affairs of the Company, its creditors, stockholders, employees, agents, attorneys or representatives. This release, indemnification and agreement to hold harmless extends to all claims of every nature and kind whatsoever, past, present, or future, known or unknown, and suspected or unsuspected. Such release and agreement to indemnify shall not apply to willful misconduct or gross negligence by any releasee.

         b) Company further expressly agrees that it will execute and enter into, sign, seal and deliver any and all additional documents, papers, releases, indemnity agreements, and will do and perform any and all things which OAI may deem desirable to protect it or its agents, attorneys, employees, representatives, and each of them, from any aforesaid claims, costs, demands, actions, liabilities, judgments or attorneys fees, whatsoever, and to do any and all other things necessary or desirable in the opinion of OAI to effectuate the purposes of this release, indemnification and agreement to hold harmless.

         c) In the event of a breach of this Agreement by the Company, the Company agrees to pay all costs, including reasonable attorneys' fees incurred by OAI in its efforts to enforce its rights under this Agreement.

9. Termination. This engagement of OAI shall continue at the pleasure of the Board of Directors and may be terminated with 30 days notice by resolution of the Board of Directors, a certified copy of which shall be delivered to OAI. OAI shall have the option to terminate its employment with 30 days notice upon written notification to the Board of Directors of its desire to terminate.

10. OAI takes great care in selecting its professional personnel and has incurred substantial expense in their recruitment. In the event that an offer of employment is made and accepted to any persons working for the company on behalf of OAI, the company agrees to pay a fee to OAI equal to 33 1/3% of the first year's annual salary plus any incentive bonuses.

                                                               Initials ___ ___


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Osnos Associates, Inc.
Consulting Agreement                                                     Page 4


11. Modification. No modification, amendment, addition to, or termination of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all parties, except that any notice terminating this Agreement need only be executed by the party giving such notice in order to be effective.

12. Legal Construction. The parties hereto agree that the interpretation and enforceability of this Agreement shall be determined in accordance with the substantive laws of the State of New York, exclusive of choice of law provisions. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties have hereto executed this Agreement on the date first above written.


                                     By: /s/ Richard Redden
                                        ---------------------------------------
                                                                   (Officer)
                                     OSNOS ASSOCIATES, INC.

                                     By: /s/ Marshall B. Hunt
                                        ---------------------------------------
                                                                   (Officer)
                                     HORIZON MEDICAL PRODUCTS, INC.